Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of June 5, 2026 (the “Effective Date”), by and between Gravitics, Inc., a Delaware corporation (the “Company”), and Philip Wong (the “Executive”).

RECITALS

The Company desires to employ Executive as an executive officer of the Company, and Executive desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

The parties desire to establish the terms and conditions of Executive’s employment, including compensation, benefits, and post-employment obligations.

The Company and Executive acknowledge the sensitive and proprietary nature of the Company’s business, intellectual property, and competitive position, and desire to establish protections commensurate with Executive’s access to such assets.

Now, therefore, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

AGREEMENT

1.	Employment; Position; Term

a.	Position and Employment. The Company agrees to employ Executive, and Executive agrees to accept employment with the Company, upon the terms and conditions set forth in this Agreement. During the Term (as defined below), Executive shall serve as Chief Financial Officer of the Company, or such other position as the parties may mutually agree in writing from time to time. Executive shall have such duties, responsibilities, and authority as are customary for such position in a publicly traded space technology company and as may be assigned from time to time by the Board of Directors of the Company (the “Board”).

b.	Term of Employment; At-Will Status. Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue on an at-will basis, unless sooner terminated in accordance with Section 5. During the Term, either party may terminate Executive’s employment at any time, with or without Cause (as defined in Section 5.b.i), subject to the notice, severance, and other conditions set forth in this Agreement.

c.	Exclusive Services and Efforts. During the Term, Executive shall devote substantially all of Executive’s business time, attention, skill, and efforts to the performance of Executive’s duties and responsibilities hereunder, shall loyally and conscientiously serve the Company, and shall not, without the prior written consent of the Board (or the Compensation Committee thereof, as applicable, the “Compensation Committee”), engage in any other employment, occupation, or consulting activity, whether full-time or part-time, for any direct or indirect remuneration, that conflicts with Executive’s obligations under this Agreement or that would impair Executive’s ability to perform the duties and responsibilities contemplated by this Agreement. Notwithstanding the foregoing, Executive may(a) serve on the boards of directors of non-profit organizations or educational institutions, (b) manage Executive’s personal investments and financial affairs, and (c) serve in a community, charitable, or professional capacity, in each case provided that such activities, individually or in the aggregate, do not (i) materially interfere with the performance of Executive’s duties to the Company, (ii) conflict with the business or interests of the Company, or (iii) otherwise violate this Agreement or any written policy of the Company.

d.	Location of Employment; Travel. Executive shall be based and shall perform Executive’s duties principally at the Company’s principal executive offices or at such other location(s) as the Company may reasonably designate from time to time in connection with the Company’s business operations. The Company may authorize remote work for Executive at its discretion, but shall notify Executive in advance of any changes about said stance on remote work. Executive understands and agrees that Executive may be required to travel, both domestically and internationally, as reasonably necessary to perform Executive’s duties and responsibilities hereunder and shall comply with all Company travel and expense policies then in effect.

2.	Duties; Authority; Policies

a.	Duties and Authority. Subject to the control and direction of the Board, Executive shall be responsible for performing all duties and exercising all authority customarily associated with the position of Chief Financial Officer, including, without limitation:

i.	Providing strategic leadership and planning for the Company’s business operations and development.

ii.	Overseeing the Company’s operational, financial, and strategic initiatives consistent with Company policy and Board direction.

iii.	Managing and supervising such officers and senior employees as may report to Executive.

iv.	Representing the Company in dealings with customers, partners, investors, regulators, analysts, the media, and other external stakeholders, as appropriate to Executive’s role.

v.	Ensuring compliance with all applicable laws, regulations, and Company policies and procedures within Executive’s areas of responsibility.

vi.	Performing such other duties, responsibilities, and functions as may be assigned or delegated from time to time by the Board that are consistent with Executive’s position.

b.	Compliance with Company Policies and Law. Executive shall comply in all material respects with (i) all written policies, procedures, standards, and codes of conduct established by the Company, as they may be amended from time to time, including, without limitation, the Company’s code of business conduct and ethics, insider trading policy, information security policy, anti-corruption and anti-bribery policies (including compliance with the U.S. Foreign Corrupt Practices Act and other applicable anti-corruption laws), and any applicable clawback policy, and (ii) all applicable foreign, federal, state, and local laws and regulations. Executive acknowledges receipt of, or access to, the Company’s employee handbook and any written codes or policies applicable to Executive’s position and agrees to familiarize Executive with and abide by such policies. In the event of any conflict between the employee handbook or other general Company policies and the express terms of this Agreement, the terms of this Agreement shall control.

c.	Board and Shareholder Matters; Fiduciary Duties. During the Term, if Executive is a member of the Board, Executive shall serve as a member of the Board without additional compensation, except as otherwise determined by the Board in its discretion. Executive acknowledges that, in Executive’s capacity as an officer and, if applicable, director of the Company, Executive will owe fiduciary duties of care and loyalty to the Company and its stockholders under applicable law and agrees to perform Executive’s responsibilities in good faith and in a manner Executive reasonably believes to be in the best interests of the Company and its stockholders.

3.	Compensation and Benefits

a.	Base Salary. During the Term, the Company shall pay to Executive an annual base salary of Four Hundred Thousand Dollars ($400,000.00), as such amount may be increased from time to time in the discretion of the Board or the Compensation Committee (the “Base Salary”). The Base Salary shall be paid in accordance with the Company’s standard payroll practices as in effect from time to time and subject to applicable withholding and deductions. The Company may not reduce Executive’s Base Salary except (a) with Executive’s prior written consent or (b) as part of an across-the-board reduction affecting all or substantially all similarly situated senior executives of the Company on a proportionate basis.

b.	Equity and Long-Term Incentive Compensation.

i.	Eligibility. During the Term, Executive shall be eligible to participate in the Company’s equity-based and other long-term incentive compensation plans, programs, and arrangements made available from time to time to similarly situated senior executives of the Company (collectively, the “LTI Plans”), subject to the terms and conditions of the applicable plan documents and award agreements and the discretion of the Board or the Compensation Committee.

ii.	Awards. As of or promptly following the Effective Date, the Company anticipates granting Executive one or more equity awards under the Company’s equity incentive plan then in effect, which may include stock options, restricted stock, restricted stock units, performance-based equity awards, or other equity-based awards, in such forms and with such vesting schedules, performance conditions, and other terms as determined by the Board or the Compensation Committee. Thereafter, Executive shall be considered for additional annual and special equity awards at such times and in such amounts as determined by the Board or the Compensation Committee, in its discretion, consistent with employees at Executive’s level.

iii.	Award Documentation and Terms. Each equity or long-term incentive award shall be evidenced by a written award agreement between the Company and Executive, which shall specify the type of award, the number of shares or units subject thereto, the vesting schedule, any applicable performance metrics, any accelerated vesting provisions, the exercise price (if applicable), and other terms and conditions, all in accordance with the applicable LTI Plan. In the event of any conflict between this Agreement and the applicable LTI Plan or award agreement, the terms of the LTI Plan or award agreement shall control, except as expressly provided otherwise in this Agreement.

iv.	Initial Long-Term Incentive Award. The Company hereby grants Executive an option to purchase 310,000 shares of the Company’s common stock at a strike price equal to the fair market value as determined by the Board as of the date of grant, which shall be provided upon the completion of the Company’s 409A valuation (the “Long-Term Option”). The Long-Term Option will be governed by the terms and conditions of the Company’s 2022 Equity Incentive Plan (the “Plan”), and will be subject to the following vesting schedule: Executive shall vest 1/36th of the options on the 1-month anniversary of the Effective Date and 1/36th of the total options will vest each 1-month anniversary of the Effective Date thereafter (or if there is no corresponding day, on the last day of the month), subject to Executive’s Continuous Service (as defined in the Plan) as of each such date.

v.	Initial Annual Incentive Award. The Company hereby grants Executive the following three (3) tranches of annual incentive options to purchase shares of the Company’s common stock at a strike price equal to the fair market value as determined by the Board as of the date of grant, which shall be provided upon the completion of the Company’s 409A valuation (each an “Annual Incentive Option” and collectively, the “Annual Incentive Options”):

Tranche	No. of Options	Fiscal Year
A	51,666	2026[1]
B	51,666	2027
C	51,667	2028

The Annual Incentive Options will be governed by the terms and conditions of the Plan, and will be subject to the following performance vesting schedule: The percentage of a tranche of Annual Incentive Options vested and earned by Executive with respect to the corresponding fiscal year listed above will be between 0% and 100%, based upon the attainment of performance goals for that particular fiscal year as determined by the Board or the Compensation Committee in its sole discretion. The performance goals for each fiscal year shall be established by the Board or the Compensation Committee, typically within the first ninety (90) days of such fiscal year, and may be based upon one or more Company-wide, business unit, departmental, and/or individual performance objectives.

1.	Determination and Payment. Following the end of each fiscal year, the Board or the Compensation Committee shall determine in good faith the extent to which the applicable performance goals have been achieved and the percentage of the applicable tranche of Annual Incentive Options have vested, if any, for such fiscal year. Any vesting of Annual Incentive Options shall occur no later than the later of (a) the fifteenth (15th) day of the third month following the end of the Company’s fiscal year in which such performance vesting is measured or (b) March 15 of the calendar year following the year in which such performance vesting is measured, or at such other time as may be reasonably required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as described in Section 6.b.

2.	Condition of Employment. Except as otherwise expressly provided in Section 5, Executive must be continuously employed by the Company from the Effective Date through the date on which the vesting percentage determination for a given fiscal year is made in order to be eligible for such vested Annual Incentive Options, and if Executive’s employment terminates for any reason prior to such vesting date, Executive shall not be entitled to any unvested Annual Incentive Options for such fiscal year, whether or not performance goals have been achieved, other than as expressly provided in Section 5.

1 For the avoidance of doubt, the parties acknowledge and agree that the Annual Incentive Options in Tranche A are not to be pro-rated due to the stub year created by the mid-year effective date of this Agreement.

vi.	Change in Control Equity Vesting. Notwithstanding any other provision of this Agreement or any equity award agreement to the contrary, if (i) a Change in Control occurs during the Term, and (ii) within the Change in Control Protection Period, either (A) the Company (or its successor) terminates Executive’s employment without Cause (and other than due to Executive’s death or Disability), or (B) Executive resigns for Good Reason, then, subject to Executive’s continued compliance with the obligations set forth in Sections 8, 9, 10, and 11 of this Agreement and Executive’s timely execution and non-revocation of a release of claims in favor of the Company in a form substantially similar to the form attached hereto as Exhibit B (the “Release”), all of Executive’s then-outstanding and unvested equity awards that vest solely based on the passage of time or continued service (including, without limitation, stock options, restricted stock, restricted stock units, and any other time-based equity awards) shall become fully vested and, if applicable, exercisable as of the Termination Date. Any stock options or stock appreciation rights that become vested and exercisable pursuant to this Section 3.b.vi shall remain exercisable for the period specified in the applicable award agreement, subject to earlier expiration at the end of the original term of the award. For the purposes of this Section 3.c.vi, the “Change in Control Protection Period” shall be the twenty-four (24) month period immediately following a Change in Control.

c.	Employee Benefits; Perquisites. Below is an outline of the benefits provided to Executive. The Company reserves the right to modify, amend, or terminate any such benefit plans at any time, subject to applicable law, provided that such actions are applied generally to the Company’s similarly situated senior executives.

i.	Health and Welfare Benefits. During the Term, Executive shall be eligible to participate in all employee benefit plans, programs, and arrangements maintained by the Company from time to time for the benefit of its senior executives or employees generally, including, without limitation, group medical, dental, vision, life, and disability insurance, flexible spending accounts, and other welfare benefits, subject to the eligibility requirements and the terms and conditions of such plans, programs, and arrangements.

ii.	Retirement and Deferred Compensation. Executive shall be entitled to participate in any tax-qualified retirement savings plans (such as a 401(k) plan), nonqualified deferred compensation plans, and any supplemental executive retirement plans maintained by the Company for similarly situated executives, subject to the eligibility requirements and terms and conditions of such plans and subject to Section 6.b of this Agreement.

iii.	Vacation. Currently, executive employees do not accrue vacation and are not subject to any limits in how much vacation they take per year. Executive’s ability to take vacation is not a form of additional wages for services performed, but rather evidences the Company’s commitment to provide Executive with a flexible work schedule. Since vacation is not allotted or accrued, there is no “unused” vacation time to be carried over from one year to the next nor paid out upon termination.

iv.	Business Expenses. The Company shall reimburse Executive for all reasonable and necessary out-of-pocket business expenses actually incurred by Executive in the performance of Executive’s duties under this Agreement, including, without limitation, travel, lodging, meals, and business-related entertainment, in accordance with the Company’s then-current expense reimbursement policies and procedures and subject to timely submission of appropriate documentation and receipts. Any reimbursement of expenses that constitutes taxable income to Executive shall be made in a manner intended to comply with Section 409A, as described in Section 6.b.

v.	Executive Perquisites. In addition to the benefits described above, the Company may provide Executive with such perquisites as are generally provided to other similarly situated senior executives of the Company, including, by way of illustration and not limitation, parking, executive physical examinations, financial or tax planning services, and supplemental life or disability coverage, in each case subject to the terms of any applicable plan or policy and the discretion of the Board or the Compensation Committee.

vi.	Relocation Expense Reimbursement. Subject to the terms and conditions of this Section 3.c.vi, the Company shall reimburse Executive for reasonable and necessary relocation expenses incurred by Executive in connection with Executive’s relocation resulting from the relocation of Executive’s position that would result in a Good Reason for resignation (the “Relocation”). Eligible relocation expenses (collectively, “Eligible Relocation Expenses”) shall include only the following categories of expenses, to the extent pre-approved in writing by the Company in accordance with Section 3.c.vi.6.

1.	Household Goods and Personal Property. Reasonable costs of packing, transporting, insuring, and unpacking Executive’s household goods and personal property from Executive’s current primary residence to Executive’s new primary residence in the vicinity of the new location, including up to thirty (30) days of temporary storage, if necessary.

2.	Travel Expenses. Reasonable costs of transportation (including airfare, mileage, tolls, and parking) for Executive and Executive’s immediate family members (spouse or domestic partner and dependent children residing with Executive) for up to three (3) trips in connection with the Relocation, including house-hunting trips and the final move.

3.	Home Sale and Purchase Assistance. Reasonable costs of selling Executive’s current primary residence and purchasing a new primary residence in the vicinity of the required location, including real estate brokerage commissions, closing costs, title insurance, escrow fees, and customary seller or buyer expenses, but expressly excluding mortgage interest, homeowners insurance premiums, homeowners association dues, property taxes, and any loss on the sale of Executive’s current residence.

4.	Other Pre-Approved Expenses. Such other reasonable relocation expenses as may be approved in advance and in writing by the Board or designee, in the Company’s sole and absolute discretion.

5.	Approval and Cap on Reimbursement. Executive shall obtain the Company’s prior written approval before incurring any Eligible Relocation Expenses. The Company reserves the right, in its sole and absolute discretion, to deny approval for any proposed relocation expense or to limit the amount of any approved expense. Notwithstanding any other provision of this Section 3.c.vi, the aggregate amount of all relocation expense reimbursements payable to Executive under this Section 3.c.vi shall not exceed $50,000 (the “Relocation Cap”). The Company shall have no obligation to reimburse Executive for any expenses in excess of the Relocation Cap or for any expenses that are not Eligible Relocation Expenses or that were not pre-approved in accordance with this Section 3.c.vi.5.

6.	Documentation and Timing of Reimbursement. Executive shall submit claims for reimbursement of Eligible Relocation Expenses to the Company in accordance with the following requirements:

a.	Documentation Required. Each claim for reimbursement must be accompanied by adequate documentation substantiating the expense, including itemized invoices, receipts, proof of payment, and such other documentation as the Company may reasonably request. The Company reserves the right to reject any claim that is not adequately documented or that does not satisfy the requirements of this Section 3.c.vi.6.a.

b.	Timing of Submission. Executive must submit all claims for reimbursement within forty-five (45) days following the date on which the expense was incurred, (the “Claim Submission Deadline”). Any claim submitted after the Claim Submission Deadline shall be forfeited and shall not be eligible for reimbursement.

c.	Timing of Payment. Subject to Executive’s satisfaction of the documentation and submission requirements set forth in this Section 3.c.vi.6 and the Company’s approval of the claim, the Company shall reimburse Executive for approved Eligible Relocation Expenses within thirty (30) days following the Company’s receipt of a properly documented claim, but in no event later than December 31 of the calendar year following the calendar year in which the expense was incurred.

d.	Clawback; Recoupment. All compensation and benefits provided to Executive under this Agreement or otherwise, including any Annual Bonus and any equity or long-term incentive awards, shall be subject to recoupment or clawback by the Company to the extent required by applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the Securities and Exchange Commission and any applicable securities exchange) and in accordance with any clawback or recoupment policy that the Company may adopt from time to time.

4.	Indemnification; Insurance

a.	Indemnification. To the fullest extent permitted by applicable law and the Company’s certificate of incorporation and bylaws (as each may be amended from time to time), the Company shall indemnify, defend, and hold harmless Executive, in Executive’s capacity as an officer, employee, and, if applicable, director of the Company or any of its subsidiaries or affiliates, from and against any and all losses, claims, damages, liabilities, judgments, fines, penalties, settlements, and expenses (including reasonable attorneys’ fees, costs, and disbursements) incurred by Executive in connection with any threatened, pending, or completed action, suit, arbitration, investigation, or other proceeding, whether civil, criminal, administrative, or investigative, to which Executive is, was, or becomes a party or is, was, or becomes involved by reason of Executive’s service to the Company or any of its subsidiaries or affiliates, provided that Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. The Company’s obligations under this Section 4.a shall be in addition to, and not in limitation of, any rights to indemnification, advancement of expenses, or exculpation to which Executive may be entitled under the Company’s certificate of incorporation, bylaws, any indemnification agreement, or applicable law.

b.	Advancement of Expenses. To the fullest extent permitted by applicable law and the Company’s certificate of incorporation and bylaws, the Company shall advance to Executive, within a reasonable period of time after receipt of a request therefor, all costs and expenses (including reasonable attorneys’ fees and costs) incurred by Executive in connection with any action, suit, arbitration, investigation, or other proceeding described in Section 4.a, subject to Executive’s execution of an undertaking to repay such amounts if and to the extent it is ultimately determined by a final, non-appealable judgment of a court of competent jurisdiction that Executive is not entitled to be indemnified by the Company in connection therewith.

c.	Director and Officer Insurance. During the Term and for so long thereafter as liability may reasonably be expected to exist, the Company shall maintain director and officer liability insurance (and, to the extent available on commercially reasonable terms, tail or run-off coverage) for the benefit of Executive on a basis no less favorable than the coverage provided to other similarly situated senior executives and directors of the Company. The Company shall not amend, terminate, or fail to renew any such policy in a manner that would materially and adversely affect Executive’s coverage thereunder without prior notice to Executive, except as part of a general change in such coverage applicable to all senior executives and directors.

5.	Termination of Employment

a.	General. The Term and Executive’s employment with the Company shall terminate upon the first to occur of any of the following events: (a) the death of Executive, (b) termination by the Company with or without Cause, (c) termination by Executive with or without Good Reason, or (d) termination due to Executive’s Disability. Upon any termination of employment, except as otherwise expressly provided in this Agreement or required by applicable law, the Company’s obligation to pay or provide compensation and benefits to Executive shall cease as of the Termination Date (as defined below), other than (i) any accrued but unpaid Base Salary through the Termination Date, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 3.c.iv, (iii) any accrued, but unused, paid time off to the extent required by applicable law, and (iv) any vested benefits under the terms of any employee benefit plan sponsored by the Company in which Executive participates, which shall be governed solely by the terms of such plans (collectively, the “Accrued Obligations”).

b.	Definitions.

i.	Cause. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events, as determined in good faith by the Board after providing Executive with any applicable notice and cure opportunity (to the extent expressly provided below):

1.	Executive’s material breach of any material term or condition of this Agreement or of any other written agreement between Executive and the Company, which breach (if curable) is not cured by Executive within five (5) calendar days after Executive’s receipt of written notice thereof from the Company specifying the nature of such breach.

2.	Executive’s willful misconduct or gross negligence in the performance of Executive’s duties to the Company, including, without limitation, embezzlement, fraud, misappropriation, dishonesty, or any material violation of the Company’s written policies, that results in or is reasonably likely to result in material harm (whether financial, reputational, operational, or otherwise) to the Company.

3.	Executive’s refusal or failure to substantially perform Executive’s duties and responsibilities (other than any such failure resulting from Executive’s Disability), which failure continues for five (5) business days after Executive’s receipt of written notice from the Company describing such failure and providing a reasonable opportunity to cure.

4.	Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude, fraud, dishonesty, or misrepresentation, or any other crime that materially and adversely affects Executive’s ability to perform Executive’s duties or results in material harm to the Company’s reputation or business.

5.	Executive’s chronic or habitual use of alcohol or illegal controlled substances that materially interferes with the performance of Executive’s duties or that materially and adversely affects the reputation or business of the Company.

6.	Executive’s willful violation of any applicable law, rule, or regulation, or any order of any court or governmental agency, in each case relating to the business of the Company or any of its subsidiaries or affiliates, that results in or is reasonably likely to result in material harm to the Company.

7.	Executive’s material breach of any of the restrictive covenants set forth in Sections 7.b.vii, 8.e, or 9.f.

ii.	Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any one or more of the following events, in each case without Executive’s prior written consent:

1.	A material diminution in Executive’s authority, duties, or responsibilities, or the assignment to Executive of any duties that are materially inconsistent with Executive’s position, authority, duties, or responsibilities as in effect immediately prior to such change, other than as a result of Executive’s Disability.

2.	A material reduction in Executive’s Base Salary, other than (a) a reduction that is part of an across-the-board reduction affecting all or substantially all similarly situated senior executives of the Company on a proportionate basis, not exceeding ten percent (10%) of Executive’s then-current Base Salary, or (b) with Executive’s express written consent.

3.	A requirement that Executive relocate Executive’s principal place of employment to a location that is more than fifty (50) miles from Executive’s principal place of employment as of the Effective Date (or as subsequently relocated with Executive’s consent), which relocation materially increases the distance of Executive’s commute; provided that regular travel consistent with Executive’s position shall not constitute Good Reason.

4.	A material breach by the Company of this Agreement or of any other material written compensation or benefits agreement between Executive and the Company, which breach (if curable) is not cured within thirty (30) calendar days after the Company’s receipt of written notice from Executive specifying the nature of such breach.

5.	The failure or refusal of any successor to the Company (whether by merger, consolidation, sale of stock or assets, or otherwise) to expressly assume and agree in writing to perform this Agreement, in form reasonably acceptable to Executive, within thirty (30) days following the consummation of a transaction that constitutes a Change in Control.

Good Reason must be provided in writing to the Company and the Company shall have fifteen (15) business days to cure any Good Reason event before a resignation for Good Reason is effective. A Good Reason event ceases to be a Good Reason if Executive does not provide written notice of a resignation for Good Reason within ten (10) business days of the Good Reason event occurring.

iii.	Disability. For purposes of this Agreement, “Disability” means that Executive is (a) unable, with or without reasonable accommodation, to perform the essential functions of Executive’s position for a period of ninety (90) consecutive calendar days or for a total of one hundred twenty (120) calendar days (whether or not consecutive) during any rolling twelve (12)-month period, by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as determined in good faith by the Board based upon competent medical evidence, or (b) by reason of any such impairment, is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, or would be so receiving such benefits but for the application of any applicable waiting period; or (c) has been determined to be totally disabled by the Social Security Administration or, if applicable, by the Railroad Retirement Board, or has been determined to be permanently and totally disabled within the meaning of Section 22(e)(3) of the Code. Any determination of Disability shall be made in a manner consistent with the requirements of the Americans with Disabilities Act and other applicable law and shall take into account the opinion of a physician selected by the Company and reasonably acceptable to Executive (or Executive’s representative), whose fees shall be paid by the Company.

iv.	Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any one or more of the following events, in each case subject to any limitations or exclusions necessary to avoid the imposition of additional tax under Section 409A:

1.	Any person, entity, or “group” (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; provided that the following acquisitions shall not constitute a Change in Control under this clause:

a.	Any acquisition directly from the Company.

b.	Any acquisition by the Company or any of its subsidiaries.

c.	Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries.

d.	Any acquisition by a corporation or entity with respect to which, immediately following such acquisition, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of such entity is then beneficially owned, directly or indirectly, by the persons and entities who were the beneficial owners of the voting securities of the Company immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Company’s voting securities.

2.	The consummation of a merger, consolidation, statutory share exchange, or similar transaction involving the Company (a “Business Combination”), unless, immediately following such Business Combination:

a.	All or substantially all of the persons and entities that were the beneficial owners of the Company’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such Business Combination.

b.	No person, entity, or group (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity) beneficially owns, directly or indirectly, securities of the entity resulting from such Business Combination representing more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of such entity.

c.	At least a majority of the members of the board of directors of the entity resulting from such Business Combination were Incumbent Directors (as defined below) at the time of the Board’s approval of the initial agreement providing for such Business Combination.

3.	The sale, transfer, or other disposition, in a single transaction or series of related transactions, of all or substantially all of the Company’s assets (measured on a consolidated basis) to any person, entity, or group, other than to (a) a subsidiary of the Company, or (b) a corporation or entity all or substantially all of whose voting securities are then beneficially owned, directly or indirectly, by the persons and entities who were the beneficial owners of the Company’s voting securities immediately prior to such sale, transfer, or disposition in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such transaction.

4.	The approval by the Company’s stockholders of a plan of complete liquidation or dissolution of the Company and the implementation of such plan.

5.	During any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any individual who becomes a director during such period and whose election or nomination for election was approved by at least a majority of the Incumbent Directors then serving on the Board shall be considered an Incumbent Director, but excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board. For purposes of clarity, a Change in Control will not be deemed to occur solely as a result of (i) any public offering of securities of the Company, (ii) a financing transaction involving the issuance of equity securities by the Company to one or more investors, or (iii) a reorganization or internal restructuring in which the ultimate beneficial ownership of the Company’s business does not materially change.

v.	Termination Date; Separation from Service. For purposes of this Agreement, the “Termination Date” shall mean the date on which Executive’s employment with the Company and all of its subsidiaries and affiliates terminates for any reason. For purposes of Section 409A, the Termination Date shall also constitute the date on which Executive incurs a “separation from service” from the Company within the meaning of Treasury Regulation Section 1.409A-1(h), as further described in Section 6.b.

c.	Termination Due to Death or Disability.

i.	Death. Executive’s employment shall automatically terminate upon Executive’s death, effective as of the date of death. In such event, the Company shall pay or provide to Executive’s estate (or such other person as may be required by law) the Accrued Obligations, and any other vested amounts or benefits owed to Executive under any employee benefit plan or equity plan as of the date of death, in accordance with the terms of such plans. Except as provided in this Section 5.c.i, Section 5.c.iii, and any applicable equity awards or benefit plans, the Company shall have no further obligation to Executive or Executive’s estate or beneficiaries.

ii.	Disability. The Company may terminate Executive’s employment due to Disability by giving written notice to Executive (or Executive’s legal representative) specifying an effective Termination Date that is at least thirty (30) days after such notice (unless a shorter period is permitted by applicable law). In the event of a termination due to Disability, the Company shall pay or provide to Executive (or Executive’s legal representative) the Accrued Obligations and any other vested amounts or benefits owed to Executive under any employee benefit plan or equity plan as of the Termination Date, including any disability benefits payable under the Company’s disability plans, in accordance with the terms of such plans. Except as provided in this Section 5.c.ii, Section 5.c.iii, in any applicable equity awards or benefit plans, the Company shall have no further obligation to Executive or Executive’s legal representative.

iii.	Equity Awards; Disability or Death. The treatment of any outstanding equity or long-term incentive awards upon Executive’s death or Disability shall be governed by the applicable plan and award agreements; provided that, unless otherwise specified in such plan or award agreement, upon Executive’s death or Disability within one (1) calendar year of the Effective Date, any time-based vesting equity awards (e.g. the Long Term Option) shall be treated as having one (1) full year of vesting, and any performance-based awards (e.g. the Annual Incentive Options) shall vest on a pro-rata basis of the percentage vesting that Executive would have earned for the fiscal year in which the Termination Date occurs, based on the actual level of performance achieved for such fiscal year (as determined by the Board or the Compensation Committee in its discretion), pro-rated based on the number of days in such fiscal year during which Executive was employed by the Company divided by 365. Such performance determination and vesting shall occur at the same time and in the same manner as to similarly situated executives for such fiscal year, but in all events no later than the applicable payment deadline described in Section 3.b.v.1.

d.	Termination by the Company or Resignation by Executive.

i.	Termination by the Company for Cause. The Company may terminate Executive’s employment for Cause at any time, effective immediately upon written notice to Executive (or on such later date as may be specified in the notice). In the event of a termination for Cause, Executive shall be entitled only to the Accrued Obligations. All other compensation, benefits, and perquisites shall cease as of the Termination Date, and all unvested equity or long-term incentive awards shall be forfeited without consideration, subject to any more favorable treatment provided in the governing plan or award agreement.

ii.	Termination by the Company without Cause. The Company may terminate Executive’s employment for any reason or no reason and without Cause at any time by providing Executive with not less than three hundred sixty-five (365) days’ prior written notice (the “Termination Notice Period”). The Company may, in its sole discretion, reduce all or any portion of the Termination Notice Period, relieve Executive of some or all of Executive’s duties and place Executive on a paid “garden leave,” during which Executive shall, subject to Executive’s timely execution and non-revocation of a Release, remain an employee of the Company, continue to receive Base Salary and benefits, and remain bound by all obligations under this Agreement until the end of the Termination Notice Period. In the event of termination by the Company without Cause, Executive shall be entitled only to the Accrued Obligations through the Termination Notice Period and the pro-rata Annual Incentive Option vesting set for the below, and all unvested equity or long-term incentive awards shall be forfeited without consideration, subject to any more favorable treatment provided in the governing plan or award agreement.

iii.	Resignation by Executive without Good Reason. Executive may voluntarily terminate Executive’s employment with the Company without Good Reason at any time by providing the Company with not less than sixty (60) days’ prior written notice (the “Resignation Notice Period”). The Company may, in its sole discretion, waive all or any portion of the Resignation Notice Period and accelerate the Termination Date, provided that such acceleration shall not be deemed a termination by the Company without Cause. During the Resignation Notice Period, the Company may, in its sole discretion, relieve Executive of some or all of Executive’s duties and place Executive on a paid “garden leave,” during which Executive shall remain an employee of the Company, continue to receive Base Salary and benefits, and remain bound by all obligations under this Agreement. In the event of a resignation by Executive, Executive shall be entitled only to the Accrued Obligations through the Resignation Notice Period accepted by the Company, and all unvested equity or long-term incentive awards shall be forfeited without consideration, subject to any more favorable treatment provided in the governing plan or award agreement.

iv.	Termination by Executive for Good Reason.

1.	Eligibility for Severance. If Executive resigns for Good Reason, then, subject to Executive’s continued compliance with the obligations in Sections 8, 9, 10, and 11 and Executive’s timely execution and non-revocation of a Release, Executive shall be entitled to receive the severance payments and benefits set forth in this Section 5.b.iv.1 in addition to the Accrued Obligations.

2.	Cash Severance. The Company shall pay to Executive an amount equal to Executive’s then-current Base Salary. Such severance amount shall be paid in equal installments in accordance with the Company’s regular payroll practices over the twelve (12) month period following the Termination Date (the “Severance Period”), commencing on the first regular payroll date following the date the Release becomes effective and irrevocable; provided that if the period during which Executive may consider and revoke the Release spans two calendar years, such payments shall commence in the second calendar year, consistent with Section 409A, and any installments that would have been payable prior to such commencement date shall be paid in a lump sum on such commencement date. Furthermore, Executive shall be eligible to elect coverage under the health and welfare benefits under the same terms and conditions as similarly situated executives during the Severance Period.

v.	Pro-Rata Incentive Option Vesting. Upon a termination by the Company without Cause or resignation by Executive for Good Reason, in addition to the Accrued Obligations, the treatment of any outstanding equity or long-term incentive awards shall be governed by the applicable plan and award agreements; provided that, unless otherwise specified in such plan or award agreement, any performance-based awards (e.g. the Annual Incentive Options) shall vest on a pro-rata basis of the percentage vesting that Executive would have earned for the fiscal year in which the Termination Date occurs, in the case of a termination without Cause, and the end of the Severance Period, in the case of a resignation for Good Reason, based on the actual level of performance achieved for such fiscal year (as determined by the Board or the Compensation Committee in its discretion), pro-rated based on the number of days in such fiscal year during which Executive was employed by the Company (or in a Severance Period in the event of a resignation for Good Reason) divided by 365. Such performance determination and vesting shall occur at the same time and in the same manner as to similarly situated executives for such fiscal year, but in all events no later than the applicable payment deadline described in Section 3.b.v.1.

6.	Section 280G; Parachute Payments.

a.	Best Net After-Tax Benefit. If any payments or benefits payable or provided to Executive under this Agreement or otherwise, whether payable or provided in cash, stock, property, or other form, in connection with a Change in Control or Executive’s termination of employment (collectively, the “CIC Benefits”) would constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 6, subject Executive to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the CIC Benefits shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if such reduction would result in Executive receiving a greater net after-tax amount of CIC Benefits (taking into account all applicable taxes, including any Excise Tax) than Executive would receive if no such reduction were made. If a reduction is required, the reduction shall be implemented in the following order, to the extent permitted by Section 409A: (a) reduction of cash payments that do not constitute deferred compensation under Section 409A, (b) reduction of cash payments that do constitute deferred compensation under Section 409A, (c) cancellation of equity awards that are not subject to Section 409A, and (d) cancellation of equity awards that are subject to Section 409A, in each case in reverse order of payment or vesting, as applicable (that is, later payments or vesting shall be reduced before earlier payments or vesting).

b.	Determinations. All determinations required to be made under this Section 6 shall be made by a nationally recognized independent accounting or consulting firm or other independent tax advisor selected by the Company (the “Advisor”), which may be the Company’s independent auditors. The Advisor shall provide its determinations and any supporting calculations to the Company and Executive in writing, and such determinations shall be binding and conclusive upon the parties absent manifest error. The Company shall bear all fees and expenses of the Advisor in connection with the determinations contemplated by this Section 5.d.iii. Executive shall cooperate with any reasonable requests by the Company or the Advisor for information or documentation necessary to perform such determinations.

7.	Tax Matters; Section 409A

a.	Withholding. All compensation and benefits payable to Executive under this Agreement shall be subject to applicable federal, state, local, and foreign withholding taxes, social security taxes, and any other payroll deductions or withholdings required by law or authorized by Executive.

b.	Section 409A.

i.	General Intent. The parties intend that this Agreement and all payments and benefits provided hereunder either be exempt from or comply with the requirements of Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder (collectively, “Section 409A”), and this Agreement shall be interpreted and administered in a manner consistent with that intent. Notwithstanding any provision to the contrary, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, and Executive shall be solely responsible for any taxes, penalties, or interest imposed on Executive under Section 409A.

ii.	Separation from Service. For purposes of this Agreement, any reference to Executive’s “termination of employment” shall be construed to mean Executive’s “separation from service” from the Company within the meaning of Treasury Regulation Section 1.409A-1(h), and the Termination Date shall be the date on which such separation from service occurs. Whether Executive has incurred a separation from service shall be determined based on all of the facts and circumstances and in accordance with Section 409A.

iii.	Specified Employee; Six-Month Delay. If, at the time of Executive’s separation from service, Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company in accordance with its established policy), then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service constitutes “deferred compensation” subject to Section 409A and is not exempt from Section 409A as a “short-term deferral” or otherwise, and further to the extent such payment or benefit is required to be delayed by Section 409A, such payment or benefit shall not be paid or provided until the date that is six (6) months and one (1) day following Executive’s separation from service (or, if earlier, the date of Executive’s death). Any payments that would otherwise have been paid during such six-month delay period shall be aggregated and paid in a lump sum on such date, and any remaining payments shall be paid in accordance with the original schedule.

iv.	Installments; Separate Payments. For purposes of Section 409A, each installment payment or benefit payable under this Agreement shall be treated as a separate payment, and Executive’s right to receive any installment of severance or other payments shall be treated as a right to receive a series of separate and distinct payments.

v.	Reimbursements and In-Kind Benefits. To the extent that any reimbursements or in-kind benefits provided under this Agreement constitute “deferred compensation” subject to Section 409A, such reimbursements or in-kind benefits shall be subject to the following additional rules: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year (except as otherwise permitted by Treasury Regulation Section 1.409A-3(i)(1)(iv)); (b) any such reimbursements shall be made no later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (c) Executive’s right to any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

vi.	No Discretion to Accelerate or Defer. Except as otherwise permitted under Section 409A, neither the Company nor Executive shall have any right to accelerate or defer the payment of any amounts or provision of any benefits payable under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A.

vii.	Code Section 409A Savings Clause. If any provision of this Agreement would subject Executive to additional tax or interest under Section 409A, the Company may, in its sole discretion and without requiring Executive’s consent, modify this Agreement to (a) comply with, or avoid being subject to, Section 409A, or (b) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating Section 409A; provided that the Company shall have no obligation to indemnify or otherwise hold Executive harmless from any tax consequences under Section 409A.

8.	Confidentiality and Trade Secrets

a.	Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any and all non-public, confidential, proprietary, or trade secret information of the Company or any of its subsidiaries or affiliates, whether in oral, written, electronic, or other form, including, without limitation: business plans, strategies, forecasts, budgets, and projections; financial information, pricing information, and cost data; product roadmaps and plans; research and development; software (including source code and object code), algorithms, architectures, designs, specifications, documentation, and inventions; manufacturing processes and know-how; customer and prospective customer lists and information, vendor and supplier lists and information, marketing and sales plans, and other commercial information; personnel data and compensation information; information received from third parties pursuant to a duty of confidentiality; and any other information that a reasonable person would understand to be confidential under the circumstances of its disclosure. Confidential Information does not include information that (a) is or becomes generally available to the public through no breach of this Agreement by Executive, (b) is received by Executive from a third party without, to Executive’s knowledge, any duty of confidentiality to the Company, (c) is independently developed by Executive without use of or reference to any Confidential Information, as evidenced by contemporaneous written records, or (d) was lawfully known to Executive prior to disclosure by the Company, as evidenced by contemporaneous written records.

b.	Confidentiality Obligations. During the Term and at all times thereafter, Executive shall (a) hold all Confidential Information in strict confidence, (b) not disclose any Confidential Information to any person or entity outside the Company without the prior written authorization of the Board or a duly authorized officer of the Company, and (c) not use any Confidential Information for any purpose other than the performance of Executive’s duties and responsibilities for the benefit of the Company. Executive shall take all reasonable precautions to protect the confidentiality of Confidential Information, which shall be at least as protective as the greater of (i) those Executive takes to protect Executive’s own confidential or proprietary information of similar importance; (ii) the industry standard.

c.	Permitted Disclosures. Notwithstanding Section 8.b, Executive may disclose Confidential Information:

i.	To the extent reasonably necessary in the performance of Executive’s duties for the Company, but only to employees, contractors, advisors, or other representatives of the Company who have a need to know such information for such purpose and who are bound by written obligations of confidentiality at least as protective as those set forth in this Agreement.

ii.	To Executive’s legal, tax, or financial advisors, provided that such advisors are informed of the confidential nature of the information and agree (or are otherwise bound) to maintain such information in confidence.

iii.	To the extent required by applicable law, regulation, or legal process, provided that (1) to the extent legally permitted, Executive provides the Company with prompt written notice of the requirement to disclose and cooperates with the Company, at the Company’s expense, in seeking a protective order or other appropriate remedy, and (2) Executive discloses only that portion of the Confidential Information that Executive is legally required to disclose.

d.	Return of Materials. Upon the termination of Executive’s employment for any reason, or at any other time upon the Company’s written request, Executive shall promptly (i) return to the Company all documents, records, notebooks, media, and other tangible items in Executive’s possession or control that contain or reflect any Confidential Information or that otherwise belong to the Company or any of its subsidiaries or affiliates (including, without limitation, keys, access cards, credit cards, and equipment), and (ii) permanently delete or destroy any copies, summaries, or extracts of Confidential Information in any form, including on any personal devices, cloud storage, or other media under Executive’s control, and upon the Company’s request, certify in writing to the Company that Executive has complied with this Section 8.c.iii, except that Executive may retain a copy of this Agreement and any other documents relating to Executive’s compensation and benefits, solely for personal record-keeping purposes.

e.	Defend Trade Secrets Act Notice. Notwithstanding anything to the contrary in this Agreement, including Section 8.b, pursuant to the federal Defend Trade Secrets Act of 2016, Executive understands that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, provided that Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with this statutory immunity or to discourage Executive from reporting possible violations of law to any governmental agency or entity.

9.	Intellectual Property and Inventions

a.	Definitions. For purposes of this Agreement:

i.	“Company Inventions” means all ideas, inventions, discoveries, developments, innovations, designs, improvements, works of authorship, formulas, algorithms, processes, techniques, data, databases, software (including source code and object code), mask works, trade secrets, know-how, and other intellectual property, whether or not patentable or registrable under copyright, patent, or similar laws, and whether or not reduced to practice, that are (a) conceived, developed, created, or reduced to practice by Executive, alone or jointly with others, during the Term, (b) related to the actual or anticipated business, products, services, or research and development of the Company or any of its subsidiaries or affiliates, (c) developed, created, or reduced to practice using any equipment, supplies, facilities, Confidential Information, or other resources of the Company or any of its subsidiaries or affiliates, or (d) developed for actual or potential customers or partners of the Company. Company Inventions do not include Excluded Inventions (as defined in Section 9.b).

ii.	“Moral Rights” means any rights of paternity or integrity, any right to claim authorship, to object to or prevent any modification of any work, to withdraw from circulation or control the publication or distribution of any work, and any similar right, existing under judicial or statutory law of any jurisdiction in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

b.	Work Made for Hire; Assignment. Executive acknowledges and agrees that, to the maximum extent permitted by law, all Company Inventions (and all related intellectual property rights) that are protectable by copyright shall be considered “works made for hire” owned exclusively by the Company under the U.S. Copyright Act and similar laws in other jurisdictions. To the extent any Company Invention or any portion thereof is not a “work made for hire” or otherwise does not vest in the Company by operation of law, Executive hereby irrevocably assigns, transfers, and conveys to the Company all right, title, and interest worldwide in and to such Company Inventions and all related patents, copyrights, trademarks, trade secrets, mask works, and other intellectual property and proprietary rights, including all rights to apply for, prosecute, and enforce such rights. Executive shall make full written disclosure to the Company of all Company Inventions promptly following their conception or reduction to practice.

c.	Excluded Inventions; State Law Carve-Outs. Notwithstanding Section 9.a.ii, Executive is not required to assign to the Company any invention that (a) Executive developed entirely on Executive’s own time, (b) was developed without using the Company’s equipment, supplies, facilities, or trade secret information, and (c) does not relate, at the time of conception or reduction to practice, to the Company’s actual or demonstrably anticipated business, research, or development (collectively, the “Excluded Inventions”), in each case to the extent that such assignment would be prohibited by applicable state law (for example, under California Labor Code Section 2870 or similar statutes in other jurisdictions). If Executive resides in or is primarily employed in a state with such a statute, this Agreement shall be construed in accordance with such statute. Attached hereto as Exhibit A is an exhaustive list of all Excluded Inventions that Executive claims as of the Effective Date. If no such Exhibit A is attached or Exhibit A is blank, Executive represents that there are no Excluded Inventions.

d.	License to Pre-existing Materials. To the extent Executive incorporates into any product, service, process, or other work of the Company any invention, work, or other intellectual property developed or owned by Executive or in which Executive has an interest (other than Company Inventions and Excluded Inventions that Executive has identified in writing), Executive hereby grants to the Company a non-exclusive, perpetual, irrevocable, transferable, worldwide, royalty-free license (with the right to sublicense) to use, reproduce, modify, distribute, display, perform, and otherwise exploit such incorporated materials as part of or in connection with the Company’s products, services, and business.

e.	Further Assurances; Power of Attorney. During and after the Term, Executive shall, at the Company’s expense and upon the Company’s reasonable request, execute all documents and perform all acts that the Company reasonably deems necessary or desirable to (i) evidence, perfect, maintain, and enforce the Company’s rights in and to any Company Inventions and related intellectual property rights in any and all countries, including, without limitation, the execution and filing of patent, copyright, and trademark applications and assignments, and (ii) assist in any proceeding or litigation relating to any Company Inventions or related intellectual property rights. If the Company is unable, after reasonable efforts, to secure Executive’s signature on any document needed to apply for or prosecute any patent, copyright, or other right or protection relating to a Company Invention, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file such documents and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of such rights, with the same legal force and effect as if executed or performed by Executive.

f.	Moral Rights Waiver. To the maximum extent permitted by applicable law, Executive hereby irrevocably waives and agrees never to assert any Moral Rights that Executive may have in or with respect to any Company Invention or any related work, even after termination of Executive’s employment with the Company. To the extent that applicable law does not permit the waiver of Moral Rights, Executive hereby agrees not to enforce such Moral Rights against the Company or its licensees, successors, or assigns.

10.	Non-Competition; Non-Solicitation; Other Restrictive Covenants

a.	Legitimate Business Interests; Acknowledgements. Executive acknowledges and agrees that, by virtue of Executive’s position with the Company, Executive will have access to and will be entrusted with Confidential Information, will develop relationships with key customers, partners, employees, and other stakeholders of the Company, and will acquire specialized knowledge and skills relating to the Company’s business and industry. Executive further acknowledges that the restrictions contained in this Section 9.f are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries and affiliates, including their Confidential Information, goodwill, and substantial relationships with customers, partners, and employees, and that such restrictions will not unreasonably interfere with Executive’s ability to obtain suitable employment following the termination of Executive’s employment.

b.	Non-Competition.

i.	Restriction. During the Term and for a period of nine (9) months following the Termination Date (the “Restricted Period”), Executive shall not, directly or indirectly, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than as permitted in Section 10.b.ii), officer, director, or otherwise, (1) own, manage, operate, control, be employed in a similar role by, provide similar services to, or otherwise engage in or assist any business in a similar manner that is competitive with the business of the Company or any of its subsidiaries or affiliates as such business exists as of the Termination Date (as determined by revenue contracts in effected within the twelve-month period immediately prior to the Termination Date), within any geographic area in which the Company or any of its subsidiaries or affiliates conducts material business operations or markets its products or services, or (2) take any action intended or reasonably expected to cause any customer, partner, or vendor of the Company to reduce or cease doing business with the Company, if such action is taken for the purpose of benefiting or on behalf of a competing business. Notwithstanding the foregoing, in the event Executive is terminated without Cause and is placed on “garden leave” by the Company in accordance with Section 5.d.ii, the Restricted Period shall begin on the first day of said “garden leave” and end on the later of 9 months or the applicable Termination Date.

ii.	Scope; Senior Executive Exemption. Executive acknowledges that Executive is a “senior executive” for purposes of any applicable rule or regulation restricting noncompetition covenants and that Executive’s compensation is expected to exceed the applicable threshold for such senior executive exemption. If any federal, state, or local law or regulation limits the enforceability of non-competition covenants, this Section 10.a shall be interpreted, modified, or severed, as applicable, to the minimum extent necessary to comply with such law or regulation while still protecting the Company’s legitimate business interests to the maximum extent permissible.

iii.	Passive Investment Exception. Nothing in this Section 10.a shall prohibit Executive from (1) owning, as a passive investment, less than two percent (2%) of the outstanding shares of capital stock of a corporation or other entity whose securities are listed on a national securities exchange or traded in the over-the-counter market, or (2) providing services to a diversified entity whose business includes a line that competes with the Company, so long as Executive’s duties for such entity do not involve, directly or indirectly, such competing line of business.

c.	Non-Solicitation of Employees and Contractors. During the Term and for the three (3) month period thereafter, Executive shall not, directly or indirectly, for Executive’s own benefit or for the benefit of any other person or entity, (i) solicit, recruit, hire, engage, or attempt to solicit, recruit, hire, or engage any individual who is, or within the six (6) months prior to such solicitation or recruitment was, an employee, consultant, or independent contractor of the Company or any of its subsidiaries or affiliates, or (ii) induce or encourage any such individual to leave or reduce the scope of such individual’s employment or engagement with the Company or any of its subsidiaries or affiliates; provided that this restriction shall not prohibit (1) general solicitations of employment not specifically directed at such individuals, including through advertisements or the use of search firms, so long as Executive does not otherwise violate this Section 10.c, or (2) hiring any such individual who responds to such general solicitation without any other violation of this Section 10.c.

d.	Non-Solicitation of Customers and Business Partners. During the Term and for the three (3) month period thereafter, Executive shall not, directly or indirectly, for Executive’s own benefit or for the benefit of any other person or entity, (i) solicit, divert, or take away, or attempt to solicit, divert, or take away, any customer, client, licensee, vendor, supplier, or other business partner or prospective customer, client, or partner of the Company or any of its subsidiaries or affiliates, with whom Executive had material contact or about whom Executive obtained Confidential Information in the course of Executive’s employment during the twelve (12) month period immediately preceding Executive’s Termination Date, for the purpose of providing or receiving any competing product or service, or (ii) interfere with any contractual or other business relationship between the Company or any of its subsidiaries or affiliates and any of their customers, clients, licensees, vendors, suppliers, or other business partners.

e.	Non-Disparagement. During the Term and at all times thereafter, Executive shall not make, publish, or communicate to any person or entity any disparaging or defamatory remarks, comments, or statements concerning the Company, its subsidiaries or affiliates, or any of their respective current or former officers, directors, employees, or representatives, in any form or medium (including oral, written, and electronic communications). The Company shall direct its current executive officers and members of the Board not to make disparaging or defamatory statements about Executive. Nothing in this Section 10.d shall prohibit either party from (i) providing truthful testimony or information in response to a valid subpoena, court order, or governmental inquiry, or (ii) making truthful statements in any legal or administrative proceeding arising out of or relating to this Agreement or Executive’s employment.

f.	Reasonableness; Reformation. Executive acknowledges and agrees that the restrictions set forth in this Section 9.f (including as to duration, geographic scope, and scope of restricted activities) are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries and affiliates. If a court of competent jurisdiction determines that any such restriction is unenforceable in whole or in part, such restriction shall be enforced to the maximum extent permissible under applicable law, and the court shall have the authority to modify any such restriction to the extent necessary to make it enforceable, consistent with the parties’ intent to provide the maximum protection to the Company.

11.	Enforcement; Remedies

a.	Injunctive Relief; Specific Performance. Executive acknowledges that Executive’s breach or threatened breach of any of the covenants in Sections 7.b.vii, 8.e, or 9.f would cause irreparable harm to the Company for which monetary damages alone would not be an adequate remedy. Accordingly, in the event of any such breach or threatened breach, in addition to any other rights and remedies available at law or in equity (including monetary damages), the Company shall be entitled, without the necessity of posting a bond or proving actual damages (to the extent permitted by law), to seek and obtain temporary, preliminary, and permanent injunctive relief, specific performance, or any other equitable relief to prevent or restrain such breach.

b.	Carve-out from Arbitration. Notwithstanding the arbitration provisions in Section 11.c, the Company may, at its option, seek temporary, preliminary, or permanent injunctive or other equitable relief in any court of competent jurisdiction to enforce the covenants in Sections 7.b.vii, 8.e, and 9.f, without the necessity of initiating arbitration or awaiting completion of an arbitration, and Executive agrees not to oppose any request by the Company for such equitable relief on the ground that arbitration is the exclusive forum for resolving disputes under this Agreement.

c.	Cumulative Remedies; No Waiver. The rights and remedies of the Company under this Agreement are cumulative and not alternative, and the exercise of one right or remedy shall not preclude or waive the right to exercise any other rights or remedies. No waiver by the Company of any breach of this Agreement shall be effective unless in writing and signed by a duly authorized officer of the Company, and no such waiver shall be deemed a waiver of any subsequent breach.

12.	Governing Law; Arbitration; Dispute Resolution

a.	Governing Law. This Agreement, and any dispute or claim arising out of or relating to this Agreement, Executive’s employment with the Company, or the termination of such employment (whether sounding in contract, tort, statute, or otherwise), shall be governed by and construed in accordance with the internal laws of the State of Washington, without giving effect to any choice-of-law or conflict-of-law rules or provisions that would require or permit the application of the laws of any other jurisdiction.

b.	Agreement to Arbitrate. Except as provided in Section 11.a, any dispute, controversy, or claim arising out of or relating to this Agreement, Executive’s employment with the Company, or the termination of such employment (including any alleged violation of statute, regulation, or public policy, and any claim of discrimination, harassment, or retaliation), shall be resolved exclusively by final and binding arbitration, rather than in a court or jury trial, in accordance with this Section 12.a. Nothing in this Agreement shall be construed to require arbitration of any claim that cannot by law be subject to mandatory arbitration; any such claim shall instead be heard in a court of competent jurisdiction, as provided in Section 12.d, unless the parties mutually agree to arbitrate such claim.

c.	Arbitration Procedures.

i.	Forum and Rules. The arbitration shall be administered by the American Arbitration Association (the “Arbitration Administrator”) in accordance with its employment arbitration rules then in effect (the “Arbitration Rules”), as modified by this Agreement. If there is any inconsistency between the Arbitration Rules and this Agreement, the terms of this Agreement shall control to the extent permitted by law.

ii.	Arbitrator. The arbitration shall be conducted before a single neutral arbitrator who is an attorney with at least ten (10) years of experience in employment law and, preferably, executive employment and compensation matters. The arbitrator shall be selected in accordance with the Arbitration Rules. If the parties are unable to agree on an arbitrator in accordance with the Arbitration Rules, the Arbitration Administrator shall appoint the arbitrator.

iii.	Location. Unless otherwise agreed by the parties, the arbitration shall be conducted in the metropolitan area in which the Company’s principal executive offices are located or, if Executive’s primary work location is in another metropolitan area, in such metropolitan area.

iv.	Discovery. The parties shall be entitled to reasonable discovery consistent with the Arbitration Rules, including the right to exchange relevant documents and to take depositions of key witnesses, subject to any limitations imposed by the arbitrator. The arbitrator shall endeavor to limit discovery and pre-hearing proceedings to the extent necessary to achieve a fair, efficient, and cost-effective resolution of the dispute.

v.	Decision and Award. The arbitrator shall issue a written decision containing findings of fact and conclusions of law, and shall have the authority to award any relief authorized by law that a court of competent jurisdiction could award, including damages, declaratory and injunctive relief (subject to Section 11.a), attorneys’ fees and costs, and such other relief as the arbitrator deems just and proper. The arbitrator’s decision and award shall be final and binding on the parties, and judgment thereon may be entered in any court of competent jurisdiction.

vi.	Confidentiality. The parties agree that the arbitration proceedings, including the hearing and all filings, briefs, and related documents, shall be kept confidential to the maximum extent permitted by law, and shall not be disclosed to any third party, except as necessary to prepare for or conduct the arbitration, to enforce or challenge the arbitrator’s award in a court of competent jurisdiction, or as otherwise required by law or regulation.

d.	Costs and Fees. Except as prohibited by law or any agreement between the Company and Executive regarding payment of fees charged by the Arbitration Administrator, the prevailing party in any arbitration or other proceeding arising out of or relating to this Agreement, Executive’s employment with the Company, or the termination of such employment shall be entitled to recover from the non-prevailing party all reasonable attorneys’ fees and costs incurred in connection with such dispute, including any arbitrator’s fees and any Arbitration Administrator’s fees and expenses.

e.	Tolling. If the Company enforces this Agreement through a court order, the restrictions set forth Sections 7.b.vii, 8.e, and 9.f shall be tolled and shall remain in effect for the tolled period after effective date of the order enforcing the Agreement, provided, however, notwithstanding anything to the contrary herein, the restrictions (to the extent applicable to me) will not exceed the maximum duration presumed reasonable under applicable law.

f.	Court Actions; Venue; Jury Trial Waiver. To the extent any dispute or claim is not subject to arbitration under this Section 11.c or is carved out of arbitration pursuant to Section 11.a, such dispute or claim shall be brought exclusively in the state or federal courts located in Snohomish County, State of Washington, and each party irrevocably submits to the personal jurisdiction and venue of such courts. To the maximum extent permitted by law, each party irrevocably waives any right to a trial by jury in any action, suit, or proceeding arising out of or relating to this Agreement, Executive’s employment with the Company, or the termination of such employment.

13.	Miscellaneous

a.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all prior and contemporaneous negotiations, discussions, understandings, and agreements, whether written or oral, relating to such subject matter, including any prior offer letters or employment agreements between Executive and the Company or any of its affiliates, except to the extent expressly preserved in a written document signed by both parties on or after the Effective Date. Notwithstanding the foregoing, any stock or stock option awards awarded to Executive pursuant a prior agreement with the Company shall continue to vest in accordance with the terms of the agreement in which said stock or stock option awards were granted.

b.	Amendments; Waivers. No amendment or modification of this Agreement shall be effective unless in writing and signed by both Executive and a duly authorized officer of the Company (other than Executive). No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom the waiver is asserted. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not operate as a waiver of any future breach or other provision.

c.	Assignment; Successors and Assigns. Executive may not assign or transfer this Agreement or any of Executive’s rights or obligations hereunder without the prior written consent of the Company, and any attempted assignment or transfer in violation of this Section 13.b shall be null and void. The Company may assign this Agreement, without Executive’s consent, to any successor to all or substantially all of the business or assets of the Company, whether by merger, consolidation, stock sale, asset sale, or otherwise, provided that such successor assumes and agrees in writing to perform the Company’s obligations under this Agreement. For the avoidance of doubt, the Company may assign this Agreement, without Executive’s consent, to a parent company relating to a resulting acquisition of the Company, whether by merger or otherwise, and such assignment shall result in that parent company replacing Gravitics, Inc. as the “Company” for all purposes under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, and legal representatives.

d.	Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed duly given and received (i) when delivered personally, (ii) one (1) business day after being sent by a reputable overnight courier service, (iii) three (3) business days after being mailed by certified or registered mail, return receipt requested, postage prepaid, or (iv) when transmitted by email with confirmation of transmission (other than an automatically generated read receipt), in each case addressed as follows (or to such other address as a party may designate by notice to the other in accordance with this Section 13.c):

If to the Company:

Gravitics, Inc.

Attn:

Email:

If to Executive:

To the most recent address or email address on file with the Company for payroll or benefits purposes, or to such other address or email as Executive may designate in writing.

e.	Severability. If any provision of this Agreement, or the application thereof to any person, entity, or circumstance, is held invalid, illegal, or unenforceable in any respect under any applicable law, (i) such invalidity, illegality, or unenforceability shall not affect any other provision hereof or the application of such provision to any other person, entity, or circumstance, and (ii) such provision shall be reformed and construed to the maximum extent permitted by law to give effect to the intent of the parties as expressed herein.

f.	Headings; Interpretation. The headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless the context clearly requires otherwise, (i) words of any gender include all genders, (ii) the singular includes the plural and the plural includes the singular, (iii) the terms “hereof,” “herein,” “hereunder,” and similar terms refer to this Agreement as a whole, and not to any particular section or subsection, (iv) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation,” and (v) references to sections and subsections are to sections and subsections of this Agreement.

g.	Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, PDF, or other electronic means (including via electronic signature platforms) shall be deemed to be original signatures for all purposes.

h.	Cooperation. Following the Termination Date, Executive agrees to cooperate reasonably and in good faith with the Company, at the Company’s reasonable request and expense (including reimbursement of reasonable out-of-pocket costs and, if such cooperation requires more than a de minimis time commitment, payment of a reasonable hourly or per-diem consulting fee), in connection with any internal or external investigation, audit, regulatory filing, litigation, arbitration, or other proceeding involving matters that arose during Executive’s employment with the Company. The Company shall use reasonable efforts to schedule any such cooperation in a manner that does not unreasonably interfere with Executive’s other personal or professional commitments.

i.	No Right to Continued Employment. Executive acknowledges that nothing in this Agreement or in any plan or policy of the Company shall be construed as guaranteeing Executive any right to continued employment with the Company or its subsidiaries or affiliates, and that Executive’s employment is and shall remain at-will, subject to termination at any time by either party, with or without Cause or Good Reason, subject to the terms and conditions of this Agreement.

j.	Protected Concerted Activity. Notwithstanding anything to the contrary contained herein, whether implied or otherwise, nothing in this Agreement in any way is intended to, nor shall be interpreted in a manner that unlawfully restricts protected concerted activity under federal labor and pay laws or applicable state labor and pay statutes.

k.	Section 409A and 280G Representations. Executive acknowledges that (i) Executive has been advised to consult with independent tax advisors regarding the tax consequences of this Agreement, including under Sections 409A and 280G of the Code, and (ii) the Company has not provided any tax, legal, or financial advice to Executive in connection with this Agreement and has not made any guarantee or representation regarding the tax treatment of any payments or benefits hereunder.

l.	Right to Attorney Review. Executive acknowledges that (i) Executive has been advised to consult with independent legal counsel regarding the terms of this Agreement prior to execution of this Agreement; and (ii) the Company strongly encourages Executive to do so.

m.	No Conflicting Agreement or Obligation. Executive represents that Executive’s performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to not compete, to not solicit or interfere with employee or business relationships, or to keep in confidence information acquired by Executive in confidence or in trust before Executive’s employment by Company. Executive has not entered into, and Executive agrees not to enter into, any written or oral agreement in conflict with this Agreement.

n.	Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If Executive is offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Sections 7.b.vii, 8.e, and/or 9.f are in effect, Executive shall inform Executive’s potential employer, partner, co-owner and/or others involved in managing the business Executive has an opportunity to be associated with, of Executive’s obligations under this Agreement and to provide such person or persons with a copy of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the Effective Date.

COMPANY:

GRAVITICS, INC.

By	/s/ Colin Doughan
Name:	Colin Doughan
Title:	President
Date:	10 June 2026

EXECUTIVE:

By	/s/ Philip Wong
Name:	Philip Wong
Date:	10 June 2026

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

EXHIBIT A

EXCLUDED INVENTIONS

1.	Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:

☐	No Prior Inventions.

☐	See below:

☐	Additional sheets attached.

2.	Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship

1.
2.
3.

☐	Additional sheets attached.

Name:
Date:

EXHIBIT B

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (this “Agreement”) is entered into by and between Gravitics, Inc., a Delaware corporation (the “Company”), and [                        ] (“Executive”) (collectively, the “Parties”).

RECITALS

WHEREAS, Executive has been employed by the Company as [EXECUTIVE TITLE/POSITION];

WHEREAS, Executive’s employment with the Company will end effective [SEPARATION DATE] (the “Separation Date”);

WHEREAS, the Parties wish to resolve all matters relating to Executive’s employment and separation from employment on the terms set forth in this Agreement;

WHEREAS, the Company is willing to provide Executive with certain severance benefits in exchange for Executive’s release of claims and other commitments set forth in this Agreement; and

WHEREAS, the Parties desire to set forth the terms and conditions of Executive’s separation from employment and to settle fully and finally all matters between them.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1 — Definitions and Interpretation

1.	Defined Terms. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

a.	“Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity.

b.	“Effective Date” means the date on which this Agreement becomes effective and irrevocable, which shall be the eighth (8th) day following Executive’s execution of this Agreement, provided that Executive has not exercised Executive’s right to revoke this Agreement pursuant to Article 4.4(d).

c.	“Released Parties” means the Company and its Affiliates, and each of their respective past, present, and future owners, stockholders, members, managers, partners, officers, directors, employees, agents, representatives, attorneys, insurers, benefit plans and plan administrators, predecessors, successors, and assigns.

d.	“Existing Agreements” means [LIST ANY EMPLOYMENT AGREEMENT, OFFER LETTER, EQUITY AGREEMENT, CONFIDENTIALITY AGREEMENT, RESTRICTIVE COVENANT AGREEMENT, OR OTHER AGREEMENT BETWEEN EXECUTIVE AND COMPANY].

Article 2 — Separation of Employment

1.	Separation Date. Executive’s employment with the Company will terminate effective [SEPARATION DATE]. Executive acknowledges and agrees that as of the Separation Date, Executive will resign from all positions Executive holds as an officer, director, manager, or fiduciary of the Company and any of its Affiliates, and Executive agrees to execute any additional documentation reasonably requested by the Company to effectuate such resignations.

2.	Final Compensation. On or before the next regularly scheduled payroll date following the Separation Date, or such earlier date as may be required by applicable law, the Company will pay Executive all earned but unpaid base salary through the Separation Date, less applicable withholdings and authorized deductions.

3.	Business Expenses. The Company will reimburse Executive for all reasonable and documented business expenses incurred by Executive prior to the Separation Date in accordance with the Company’s expense reimbursement policies.

Article 3 — Termination Benefits

1.	Termination Benefits. Subject to Executive’s execution and non-revocation of this Agreement, and Executive’s continued compliance with all obligations under this Agreement and the Existing Agreements, the Company will provide Executive with the severance payments set forth in Executive’s employment agreement.

2.	Acknowledgment of Consideration. Executive acknowledges and agrees that the benefits set forth in this Article 3 constitute consideration to which Executive is not otherwise entitled and exceed any payments or benefits to which Executive would otherwise be entitled upon separation from employment. Executive further acknowledges that these severance benefits are contingent upon Executive’s execution and non-revocation of this Agreement and Executive’s compliance with all obligations set forth herein and in the Existing Agreements.

3.	Section 409A Compliance. The Parties intend that all payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and this Agreement shall be interpreted and administered consistent with such intent. To the extent Executive is a “specified employee” within the meaning of Section 409A as of the Separation Date, any payments or benefits that constitute “nonqualified deferred compensation” subject to Section 409A and that would otherwise be payable during the six-month period following the Separation Date shall be delayed and paid in a lump sum on the first business day following the six-month anniversary of the Separation Date (or, if earlier, Executive’s death). Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. Any reimbursements or in-kind benefits provided under this Agreement that constitute nonqualified deferred compensation shall be subject to the following rules: (a) the amount eligible for reimbursement or in-kind benefits in one calendar year may not affect the amount eligible for reimbursement or in-kind benefits in any other calendar year; (b) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Article 4 — General Release of Claims by Executive

1.	Release of Claims. In exchange for the termination benefits described in Article 3, which Executive acknowledges Executive would not otherwise be entitled to receive, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors, and assigns, hereby voluntarily, knowingly, and irrevocably releases, waives, and forever discharges the Released Parties from any and all claims, demands, causes of action, obligations, damages, and liabilities of any kind whatsoever, whether known or unknown, suspected or unsuspected, arising out of or relating to any matter, cause, or event occurring prior to the date Executive signs this Agreement, including but not limited to:

a.	Any and all claims arising out of or relating to Executive’s employment with the Company or the separation of that employment, including claims for wrongful discharge, breach of contract (express or implied), breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, fraud, misrepresentation, defamation, or any other tort or contract claim;

b.	Any and all claims of discrimination, harassment, or retaliation under federal law, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff et seq., the Employee Retirement Income Security Act of 1974, as amended (except for vested benefits under any tax-qualified pension plan), 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, and any other federal employment statute;

c.	Any and all claims of discrimination, harassment, or retaliation under Washington state or local law, including but not limited to the Washington Law Against Discrimination, RCW 49.60 et seq., the Washington Minimum Wage Act, RCW 49.46 et seq., the Washington Equal Pay and Opportunities Act, RCW 49.58 et seq., the Washington Family Care Act, RCW 49.12 et seq., the Washington Family Leave Act, RCW 49.78 et seq., and any other state or local employment statute, ordinance, or regulation;

d.	Any and all claims for wages, bonuses, commissions, equity compensation, benefits, overtime pay, penalties, or any other compensation or remuneration;

e.	Any and all claims for attorneys’ fees, costs, disbursements, or other expenses; and

f.	Any and all claims of any other kind or character, whether based on tort, contract, statute, regulation, common law, equity, or any other legal or equitable theory.

2.	Carve-Outs and Exceptions to Release. Notwithstanding the general release set forth in Section 1 above, Executive does not release and this Agreement does not waive, discharge, or otherwise affect:

a.	Any claims that cannot be released as a matter of law, including claims for unemployment compensation benefits, workers’ compensation benefits, or claims under the National Labor Relations Act;

b.	Executive’s right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Washington State Human Rights Commission, the Washington Department of Labor & Industries, or any other federal, state, or local government agency (collectively, “Government Agencies”); provided, however, that Executive waives the right to recover any monetary damages or other individual relief in any proceeding Executive may bring before any Government Agency or in any proceeding brought by any Government Agency on Executive’s behalf, except where such waiver is prohibited by law (including Executive’s right to receive a whistleblower award or bounty from any Government Agency);

c.	Executive’s right to enforce the terms of this Agreement, including Executive’s right to the termination benefits described in Article 3;

d.	Any claims for vested benefits under any tax-qualified retirement plan or other employee benefit plan governed by ERISA, subject to the terms and conditions of such plans;

e.	Executive’s rights to indemnification and advancement of expenses pursuant to the Company’s articles of incorporation and bylaws, and Executive’s rights under any directors and officers liability insurance policies maintained by the Company, in each case in accordance with their terms and to the extent applicable to acts or omissions occurring during Executive’s employment;

f.	Executive’s rights as a holder of equity securities of the Company, if any, in Executive’s capacity as a stockholder and not in Executive’s capacity as an employee;

g.	Any claims arising after the date Executive signs this Agreement; and

h.	Any rights or claims that cannot be waived by law, including rights under the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), or any other applicable whistleblower statute.

3.	Covenant Not to Sue. Executive agrees not to initiate, file, or pursue, or cause or encourage any other person to initiate, file, or pursue, any lawsuit, charge, complaint, grievance, or other proceeding against any of the Released Parties based upon any claim or matter released in Section I above. Notwithstanding the foregoing, nothing in this Agreement prevents Executive from: (a) filing a charge or complaint with any Government Agency; (b) communicating with any Government Agency or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information; (c) exercising rights under Section 7 of the National Labor Relations Act to engage in protected concerted activity; (d) disclosing information as required by law or legal process; or (e) bringing a claim to enforce this Agreement.

4.	ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the ADEA, as amended, which have arisen on or before the date of execution of this Agreement. Executive further acknowledges and agrees that:

a.	The waiver and release granted herein is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

b.	Executive has been advised in writing by this Agreement to consult with an attorney before executing this Agreement;

c.	Executive has been given a period of twenty-one (21) days within which to consider this Agreement, and if Executive executes this Agreement before the end of such twenty-one (21) day period, Executive does so knowingly and voluntarily and only after Executive has had a reasonable opportunity to consult with an attorney;

d.	Executive has seven (7) days following Executive’s execution of this Agreement to revoke Executive’s acceptance (the “Revocation Period”), and this Agreement shall not become effective or enforceable until the Revocation Period has expired without Executive having revoked Executive’s acceptance;

e.	If Executive wishes to revoke Executive’s acceptance of this Agreement, Executive must deliver written notice of revocation to [NAME AND TITLE] at [ADDRESS / EMAIL ADDRESS] before 11:59 p.m. Pacific Time on the seventh (7th) day following Executive’s execution of this Agreement; and

f.	The consideration provided to Executive under this Agreement is in addition to anything of value to which Executive was already entitled.

Article 5 — Confidential Information and Return of Property

1.	Confidential Information Obligations. Executive acknowledges and reaffirms Executive’s continuing obligations under Executive’s employment agreement regarding the protection of the Company’s confidential and proprietary information, trade secrets, and other intellectual property.

2.	Return of Company Property. Executive represents and warrants that on or before the Separation Date, Executive has returned to the Company all Company property in Executive’s possession, custody, or control, including but not limited to:

a.	All documents, files, records, manuals, electronic files and data, computer equipment, mobile devices, keys, access cards, credit cards, and any other property belonging to the Company;

b.	All originals and copies (in whatever form or medium) of any materials containing, reflecting, or relating to any confidential or proprietary information of the Company; and

c.	All passwords and access credentials for Company systems, accounts, and devices. Executive further agrees to permanently delete or destroy all Company information stored on any personal devices or systems and to certify such deletion or destruction in writing to the Company upon request.

3.	Defend Trade Secrets Act Notice. Executive acknowledges receipt of the following notice pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b):

a.	An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:

i.	is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or

ii.	is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.	An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Article 6 — Restrictive Covenants

1.	Acknowledgment of Existing Restrictions. Employee acknowledges and reaffirms that Employee remains bound by all restrictive covenants, confidentiality obligations, non-solicitation provisions, non-competition provisions, intellectual property assignments, and other post-employment restrictions contained in any Existing Agreements, including without limitation Executive’s employment agreement, all of which shall survive Employee’s separation from employment and continue in full force and effect in accordance with their terms. Employee further acknowledges that Employee’s obligations under such Existing Agreements are independent of and not released by this Agreement.

2.	Non-Disparagement.

a.	By Employee. Employee agrees that Employee will not, directly or indirectly, make, publish, or communicate to any person or entity any disparaging, defamatory, or derogatory remarks, comments, or statements concerning the Company, its Affiliates, or any of their respective past or present officers, directors, employees, agents, investors, products, services, business practices, or operations. This restriction does not prohibit Employee from providing truthful testimony or information in response to a subpoena, court order, or request from a Government Agency, or from making disclosures protected by Article 4.2 or Article 6.3 of this Agreement.

b.	By Company. The Company agrees that it will instruct its current executive officers and members of its Board of Directors not to make any disparaging, defamatory, or derogatory remarks, comments, or statements concerning Employee. The Company shall not be liable for any statements made by employees, officers, or directors acting outside the scope of their authority or in violation of this provision. This restriction does not prohibit the Company or its representatives from providing truthful testimony or information in response to a subpoena, court order, or request from a Government Agency, or from making disclosures protected by law.

3.	Protected Rights. Notwithstanding any other provision in this Agreement or any Existing Agreement, nothing in this Agreement or any Existing Agreement shall be construed to:

a.	Prohibit Employee from filing a charge or complaint with, communicating with, reporting possible violations of law or regulation to, participating in any investigation or proceeding conducted by, or providing truthful information or testimony to, any Government Agency, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Washington State Human Rights Commission, the Washington State Department of Labor & Industries, or any other federal, state, or local governmental agency or commission, or from receiving any monetary award resulting from the provision of information to any Government Agency;

b.	Require Employee to notify the Company prior to making any such report, filing any such charge or complaint, or communicating with any Government Agency;

c.	Require Employee to obtain prior authorization from the Company before engaging in any conduct described in subsection (a) above;

d.	Limit Employee’s right to discuss the terms and conditions of Employee’s employment, including without limitation wages, hours, and working conditions, to the extent such discussion is protected under Section 7 of the National Labor Relations Act or any other applicable law;

e.	Prevent Employee from challenging the validity of this Agreement or any restrictive covenant contained herein;

f.	Prohibit Employee from disclosing information about unlawful acts in the workplace, including but not limited to harassment or discrimination or any other conduct that Employee has reason to believe is unlawful, to an attorney, a Government Agency, or in a legal proceeding; or

g.	Limit Employee’s rights under the federal Defend Trade Secrets Act of 2016 as set forth in Article 5.2 of this Agreement.

4.	Remedies. Employee acknowledges that a breach of any provision of this Article 6 or any restrictive covenant in any Existing Agreement would cause irreparable harm to the Company for which monetary damages would be an inadequate remedy. Accordingly, Employee agrees that, in addition to any other remedies available at law or in equity, the Company shall be entitled to seek injunctive relief, specific performance, and other equitable remedies to prevent or restrain any breach or threatened breach of this Article 6 or any Existing Agreement, without the necessity of posting a bond. Employee further agrees that the existence of any claim or cause of action Employee may have against the Company shall not constitute a defense to the enforcement of this Article 6 or any restrictive covenant in any Existing Agreement.

5.	Tolling. In the event of any violation by Employee of any time-limited restriction set forth in this Article 6, the restricted period shall be tolled during the continuance of any such violation and shall not run in favor of Employee until such violation has been fully cured.

Article 7 — Cooperation

1.	Cooperation in Litigation and Investigations. Employee agrees to cooperate fully with the Company and its counsel in connection with any existing or future litigation, investigation, arbitration, administrative proceeding, governmental inquiry, or other legal matter in which the Company or any Affiliate is or may become involved and about which Employee has relevant knowledge or information. Such cooperation shall include, without limitation, making Employee available to the Company and its counsel at mutually convenient times (with due consideration for Employee’s other employment or business obligations, if any) for interviews, depositions, trial preparation, and trial testimony, providing truthful information and documents within Employee’s possession or control, and executing declarations and affidavits as reasonably requested by the Company.

2.	Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with cooperation required under this Article 7, including but not limited to travel expenses, upon submission of appropriate documentation in accordance with the Company’s standard expense reimbursement policies. If such cooperation requires Employee to devote substantial time beyond eight (8) hours in any calendar month after Employee’s employment has terminated, the Company shall compensate Employee at an hourly rate equal to the quotient of Employee’s base salary immediately prior to Employee’s Separation Date, divided by 2,000, for such additional time, provided that no compensation shall be payable for time spent testifying pursuant to subpoena or court order in matters where Employee is a party adverse to the Company.

Article 8 — Representations and Warranties

1.	Employee’s Representations. Employee represents and warrants to the Company that:

a.	Employee has not filed, caused to be filed, or presently is a party to any claim, complaint, charge, grievance, or action against the Company, any Affiliate, or any Released Party in any court or before any administrative agency or arbitral forum;

b.	Employee has not assigned or transferred, or purported to assign or transfer, to any person or entity any claim or other matter released in Article 4 of this Agreement;

c.	Employee has returned to the Company all Company property as required by Article 5.2 of this Agreement, and does not retain any copies, duplicates, or excerpts of any documents, electronically stored information, or other materials containing or constituting Confidential Information, except as legally authorized pursuant to Article 5.1;

d.	Employee has been paid all wages, overtime, bonuses, commissions, and other compensation owed to Employee by the Company through the Separation Date, except for amounts payable under this Agreement;

e.	Employee has complied with all applicable policies and procedures of the Company and has not engaged in any conduct that would constitute grounds for termination for Cause (as defined in Executive’s employment agreement or, if no such definition exists, for violation of law or material Company policy);

f.	Employee has no known workplace injury or occupational disease for which Employee has not already filed a claim or received treatment;

g.	Employee is not aware of any violation of law, regulation, or Company policy by the Company, its Affiliates, or any of their respective officers, directors, or employees;

h.	Employee has had sufficient time to review this Agreement, has carefully read and fully understands all of its provisions, and is entering into this Agreement freely, voluntarily, and without any duress or coercion;

i.	Employee has been advised by the Company to consult with an attorney before executing this Agreement, has had the opportunity to do so;

j.	Employee is not relying on any representations or statements by the Company or any of its representatives that are not expressly set forth in this Agreement; and

k.	Employee’s execution of this Agreement will not violate any agreement or obligation between Employee and any third party.

2.	Company’s Representations. The Company represents and warrants to Employee that:

a.	The Company has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

b.	The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly authorized by all necessary corporate action;

c.	This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

d.	As of the date of this Agreement, the Company is not aware of any basis for a claim against Employee for Cause or for breach of fiduciary duty, violation of law, or misappropriation of Company property or Confidential Information.

Article 9 — General Provisions

1.	No Admission of Liability. This Agreement shall not be construed as an admission by the Company, any Affiliate, or any Released Party of any liability, wrongdoing, violation of law, or breach of duty of any kind. The Company, its Affiliates, and the Released Parties specifically deny any such liability, wrongdoing, violation, or breach. Similarly, this Agreement shall not be construed as an admission by Employee of any wrongdoing, violation of law, breach of duty, or any other misconduct. The parties enter into this Agreement solely to resolve any and all potential disputes and to avoid the uncertainty and expense of litigation.

2.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to its conflict of laws principles. The parties acknowledge that Employee’s employment was based in Washington and that Washington has a substantial relationship to the parties and the subject matter of this Agreement.

3.	Jurisdiction and Venue. Subject to Section 9.4, any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in Snohomish County, Washington, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum.

4.	Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, its enforcement, interpretation, or validity, or the breach, termination, or invalidity thereof (other than requests for injunctive relief under Section 6.8), shall be resolved by final and binding arbitration administered by JAMS in accordance with its Employment Arbitration Rules and Procedures then in effect. The arbitration shall be conducted by a single arbitrator in Seattle, Washington. The arbitrator shall apply the substantive law of the State of Washington and shall have authority to award any remedy or relief that a court of Washington could order or grant, including but not limited to specific performance, injunctive relief, and attorneys’ fees and costs to the prevailing party as provided in Section 9.5. The arbitrator shall issue a written decision containing findings of fact and conclusions of law. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own costs of arbitration, except that the arbitrator’s fees and administrative fees shall be [borne equally by the parties / paid by the Company]. The parties agree that the arbitration shall be kept confidential, and neither party shall disclose the existence, content, or results of the arbitration except as necessary to enforce the arbitration award or as required by law. Nothing in this Section 9.4 shall prevent either party from seeking provisional remedies, including temporary restraining orders or preliminary injunctions, from a court of competent jurisdiction to preserve the status quo or prevent irreparable harm pending the completion of arbitration.

5.	Attorneys’ Fees. In the event of any dispute, arbitration, or litigation arising out of or relating to the enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable attorneys’ fees, costs, and expenses incurred in connection with such dispute, arbitration, or litigation, including any appeals. For purposes of this Section, “prevailing party” means the party who obtains substantially the relief sought, whether by judgment, arbitration award, settlement, or otherwise, as determined by the court or arbitrator.

6.	Entire Agreement. This Agreement, together with any Existing Agreements that are expressly stated in this Agreement to survive Employee’s separation, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements, understandings, representations, and negotiations between the parties concerning such subject matter, except for the Existing Agreements. Without limiting the foregoing, this Agreement supersedes any prior severance policy, plan, or agreement that may have been applicable to Employee, and Employee acknowledges that Employee is not entitled to any severance or separation benefits except as expressly provided in this Agreement.

7.	Amendment and Waiver. This Agreement may not be amended, modified, or supplemented except by a written instrument signed by both Employee and an authorized officer of the Company. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. No waiver of any breach or default under this Agreement shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

8.	Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect by a court or arbitrator of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If any such provision is held to be excessively broad, it shall be reformed and construed by limiting and reducing it to the extent necessary to make it enforceable to the maximum extent permitted by applicable law.

9.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns. Employee may not assign or delegate any of Employee’s rights or obligations under this Agreement without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement to any successor (whether by merger, purchase of assets, purchase of equity, or otherwise) to all or substantially all of the Company’s business or assets, and the Company may assign its rights under Article 6 to any Affiliate.

10.	Third-Party Beneficiaries. The Released Parties (other than the Company) are intended third-party beneficiaries of this Agreement, and each such Released Party shall have the right to enforce the releases and covenants contained in this Agreement directly against Employee.

11.	Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by facsimile, PDF, or other electronic means (including DocuSign or similar electronic signature platforms) shall have the same force and effect as execution and delivery of an original document.

12.	Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of delivery if delivered personally; (b) on the date of transmission if sent by email or other electronic means with confirmation of receipt; (c) one (1) business day after deposit with a nationally recognized overnight courier service; or (d) three (3) business days after mailing if sent by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Company:

[COMPANY NAME] [ADDRESS] Attention: [TITLE, E.G., CHIEF LEGAL OFFICER] Email: [EMAIL ADDRESS]

If to Employee:

[EMPLOYEE NAME] [ADDRESS] Email: [EMAIL ADDRESS]

Either party may change its address for notice by providing written notice to the other party in accordance with this Section.

13.	Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. The term “or” is not exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted. Each party acknowledges that it has been represented by counsel in connection with this Agreement and that it or its counsel has reviewed and participated in settling the terms of this Agreement.

14.	Survival. The provisions of Articles 4, 5, 6, 7, 8, and 9 of this Agreement, and any other provision that by its nature is intended to survive, shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

15.	Taxes and Withholding. All payments to Employee under this Agreement shall be subject to all applicable tax withholding and reporting requirements, and the Company shall withhold from any payments made hereunder all federal, state, local, and other taxes and amounts as may be required by law. Employee acknowledges that Employee is solely responsible for all tax consequences arising from the payments and benefits provided under this Agreement, and Employee agrees to indemnify and hold the Company harmless from any claim or liability for taxes, interest, or penalties arising from Employee’s failure to report or pay any taxes owed with respect to such payments and benefits. Employee has been advised to consult with Employee’s own tax advisor regarding the tax treatment of the payments and benefits provided under this Agreement.

16.	Section 409A Compliance. The provisions of Article 3.3 of this Agreement relating to Section 409A of the Internal Revenue Code are hereby incorporated by reference into this Article 9.

17.	Immigration Reform and Control Act. Employee warrants that Employee is authorized to work in the United States and, if applicable, that Employee’s work authorization does not expire prior to the Separation Date. Employee agrees to indemnify and hold the Company harmless from any liability, penalty, or expense arising from any misrepresentation by Employee regarding Employee’s work authorization status.

18.	Construction Favoring Enforcement. The parties intend for the restrictive covenants in Article 6 and any Existing Agreements to be enforceable to the fullest extent permitted by law. If any such restrictive covenant is found to be unenforceable because of its scope, duration, geographic area, or otherwise, the parties intend for the court or arbitrator to reform and enforce such covenant to the maximum extent permitted by applicable law.

19.	Legal Advice. Employee acknowledges that Employee has been advised by the Company to seek independent legal counsel before signing this Agreement, and that Employee has had adequate time and opportunity to do so. Employee further acknowledges that the Company has not provided Employee with legal advice, and that any information provided by the Company or its representatives has been for informational purposes only and does not constitute legal advice.

ACKNOWLEDGMENT AND SIGNATURE BLOCKS

BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES AND AGREES THAT:

(a)	Employee has carefully read and fully understands all of the provisions and effects of this Agreement;

(b)	Employee is knowingly and voluntarily entering into this Agreement;

(c)	Employee has been advised in writing to consult with an attorney prior to executing this Agreement, and Employee has had a full and reasonable opportunity to do so;

(d)	Employee has been given at least 21 days to consider the terms of this Agreement before signing it;

(e)	Employee understands that Employee has seven (7) days following the execution of this Agreement to revoke Employee’s acceptance by delivering written notice of revocation to the Company at the notice address set forth in Section 9.12, and that this Agreement shall not become effective or enforceable until the Revocation Period has expired without Employee exercising the right of revocation (the “Effective Date”);

(f)	Employee is not waiving or releasing any rights or claims that may arise after the date Employee signs this Agreement;

(g)	The consideration provided to Employee under this Agreement represents adequate and valuable consideration for the release and other obligations set forth in this Agreement, and Employee would not be entitled to such consideration in the absence of executing this Agreement and complying with its terms;

(h)	No representations, promises, or agreements have been made to Employee by the Company or any of its representatives other than those expressly set forth in this Agreement;

(i)	Employee is competent to execute this Agreement and has not been coerced, threatened, or improperly induced to sign this Agreement; and

(j)	Employee’s execution of this Agreement will not violate any agreement or obligation between Employee and any other person or entity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

EMPLOYEE:

Date:

COMPANY:

GRAVITICS, INC.

By:
Name:	[AUTHORIZED SIGNATORY NAME]
Title:	[AUTHORIZED SIGNATORY TITLE]
Date:

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